Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For further information:

Dian Terry

Teradata

937-445-2225

dian.terry@teradata.com

For Release on October 23, 2007

David Kepler Elected to Teradata Board of Directors

Kepler will serve on the Board’s Audit Committee

DAYTON, Ohio – Teradata Corporation (NYSE: TDC) today announced the election of David (Dave) E. Kepler to its Board of Directors, effective November 1, 2007. Kepler will be a Class A director of the company and a member of the Board’s Audit Committee.

Kepler is senior vice president, chief sustainability officer (CSO) and chief information officer (CIO) of The Dow Chemical Company (Dow), responsible for guiding sustainable business development. He is also corporate director of Shared Services, a member of Dow’s Management Committee and chairs its Sustainability Committee.

“Dave Kepler brings extensive senior management experience with information technology systems, business sustainability, customer service operations and business best practices,” said James (Jim) Ringler, chairman, Teradata Corporation. “Because of Dave’s broad global experience and deep understanding of technology issues and strategies, he is a strong addition to the Teradata Board.”

Kepler resides in Midland, MI, and received a bachelor’s degree in chemical engineering from the University of California at Berkeley.

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About Teradata

Teradata Corporation (NYSE: TDC) is the world’s largest company solely focused on raising intelligence through data warehousing and enterprise analytics. Teradata is in more than 60 countries and on the Web at www.teradata.com.

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